EXHIBIT 99.1
                                                                    ------------


               CHESAPEAKE ENERGY CORPORATION POSTS STRONG RESULTS
                         FOR THE 2004 THIRD QUARTER AND
                         INCREASES PRODUCTION FORECASTS
                       FOR THE TWELFTH CONSECUTIVE QUARTER

           COMPANY REPORTS 2004 THIRD QUARTER NET INCOME AVAILABLE TO
          COMMON SHAREHOLDERS OF $86 MILLION ON REVENUE OF $630 MILLION
    AND PRODUCTION OF 94.2 BCFE; EXCELLENT DRILLING RESULTS DRIVE PRODUCTION FORECASTS HIGHER; COMPANY NOW SEES PRODUCTION GROWTH OF AT 33% IN 2004,
                           14% IN 2005 AND 8% IN 2006

        PROVED RESERVES REACH 4.45 TCFE FROM RESERVE REPLACEMENT OF 789%
                               AT $1.02 PER MCFE;
          PROVED RESERVES EXPECTED TO REACH 4.6 TCFE BY YEAR-END 2004,
             5.0 TCFE BY YEAR-END 2005 AND 5.4 TCFE BY YEAR-END 2006

OKLAHOMA CITY, OKLAHOMA, November 1, 2004 - Chesapeake Energy Corporation (NYSE:
CHK) today reported its financial and operating results for the 2004 third quarter. For the quarter, Chesapeake generated net income available to common shareholders of $85.6 million ($0.29 per fully diluted common share), operating cash flow of $353.4 million (defined as cash flow from operating activities before changes in assets and liabilities) and ebitda of $361.3 million (defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense) on revenue of $629.8 million.

The company's 2004 third quarter net income available to common shareholders includes an unrealized after-tax mark-to-market loss of $24.8 million ($0.08 per fully diluted common share) resulting from the company's oil and natural gas and interest rate hedging programs. This item is typically excluded from analysts' estimates.

If this item had been excluded, Chesapeake's net income to common shareholders would have been $110.3 million ($0.37 per fully diluted common share) and ebitda would have been $393.8 million. This item does not affect the calculation of operating cash flow.

      OIL AND NATURAL GAS PRODUCTION AND PROVED RESERVES AGAIN SET RECORDS; RESERVE REPLACEMENT RATE OF 789% ACHIEVED AT ATTRACTIVE COST OF $1.02 PER MCFE

Production for the 2004 third quarter was 94.2 billion cubic feet of natural gas equivalent (bcfe), an increase of 23.2 bcfe, or 33%, over the 71.0 bcfe produced in the 2003 third quarter and an increase of 7.7 bcfe, or 9%, over the 86.5 bcfe produced in the 2004 second quarter. The 23.2 bcfe increase in this year's third quarter production over 2003 third quarter production consisted of approximately
9.3 bcfe (40%) generated from organic drillbit growth and approximately 13.9 bcfe (60%) generated from acquisitions. The company's 2004 third quarter production exceeded its July 26, 2004 forecasted 2004 third quarter production by 2.2 bcfe, or 2.4%, because of stronger than forecasted drilling results in 2004.

Chesapeake's annualized organic growth rate during the first three quarters of 2004 has been 13%, well above the company's previously forecasted organic growth rate of 5% and among the best organic growth performances reported by public mid- and large-cap E&P companies this year. In addition, the balance between Chesapeake's growth through the drillbit and growth through acquisitions reflects the continued successful execution of the company's successful growth strategy. The company is projecting annual organic growth rates of 13% in 2004, 10% in 2005 and 8% in 2006. Total projected company production growth rates are 33% in 2004, 14% in 2005 and 8% in 2006.

Production in the 2004 third quarter of 94.2 bcfe was comprised of 83.2 billion cubic feet of natural gas (bcf) (88% on a natural gas equivalent basis) and 1.83 million barrels of oil and natural gas liquids (mmbo) (12% on a natural gas equivalent basis). Chesapeake's average daily production rate for the quarter was 1,024 million cubic feet of natural gas equivalent production (mmcfe), consisting of 905 mmcf of gas and 19,935 barrels of oil and natural gas liquids. The 2004 third quarter was Chesapeake's 13th consecutive quarter of sequential production growth. During these 13 quarters, Chesapeake's production has increased 141%, for an average compounded quarterly growth rate of 7% and an average compounded annual growth rate of 31%.

During the 2004 third quarter, the company replaced its 94.2 bcfe of production with an internally estimated 744 bcfe of new proved reserves, for a reserve replacement rate of 789% at a drilling and acquisition cost of $1.02 per mcfe. Reserve replacement through the drillbit was 364 bcfe (including 91 bcfe from performance revisions and 18 bcfe from oil and natural gas price increases), or 49% of the total increase, and reserve replacement through acquisitions was 380 bcfe, or 51% of the total increase. At the end of the third quarter, Chesapeake`s estimated proved reserves were 4.45 trillion cubic feet of natural gas equivalent (tcfe). The company anticipates that its year-end 2004 proved reserves will be approximately 4.6 tcfe and that its year-end 2005 and 2006 proved reserves should be approximately 5.0 tcfe and 5.4 tcfe, respectively, excluding any potential proved reserves added through future acquisitions.

Average prices realized during the 2004 third quarter (including realized gains or losses from oil and gas derivatives, but excluding unrealized gains or losses on such derivatives) were $29.15 per barrel of oil (bo) and $5.17 per thousand cubic feet of natural gas (mcf), for a realized gas equivalent price of $5.13 per thousand cubic feet of natural gas equivalent (mcfe). Chesapeake's average realized pricing differentials to NYMEX during the quarter were a negative $2.98 per bo and a negative $0.56 per mcf. Realized gains or losses from oil and natural gas hedging activities generated an $11.16 loss per bo and a $0.21 loss per mcf, for a 2004 third quarter realized hedging loss of $38.0 million, or $0.40 per mcfe.

       KEY OPERATIONAL AND FINANCIAL STATISTICS FOR THE 2004 THIRD QUARTER


The table below summarizes Chesapeake's key results during the 2004 third quarter and compares them to the 2004 second quarter and the 2003 third quarter:


                                                                   THREE MONTHS ENDED:
                                                                    -------------------
                                                      9/30/04              6/30/04           9/30/03
                                                      -------              -------           -------
Average daily production (in mmcfe)                    1,024                951                772
Gas as % of total production                              88                 88                 90
Natural gas production (in bcf)                         83.2               76.5               63.7
Average realized gas price ($/mcf) (a)                  5.17               4.87               4.92
Oil production (in mbbls)                              1,834              1,673              1,216
Average realized oil price ($/bo) (a)                  29.15              28.12              26.20
Natural gas equivalent production (in bcfe)             94.2               86.5               71.0
Gas equivalent realized price ($/mcfe) (a)              5.13               4.85               4.86
General and administrative costs ($/mcfe) (b)            .09                .09                .07
Production taxes ($/mcfe)                                .33                .26                .30
Production expenses ($/mcfe)                             .57                .57                .51
Interest expense ($/mcfe) (a)                            .45                .44                .53
DD&A of oil and gas properties ($/mcfe)                 1.63               1.58               1.38
Operating cash flow ($ in millions) (c)                353.4              308.2              247.7
Operating cash flow ($/mcfe)                            3.75               3.56               3.49
Ebitda ($ in millions) (d)                             361.3              324.1              285.3
Ebitda ($/mcfe)                                         3.83               3.74               4.02
Net income to common shareholders ($ in millions)       85.6               85.8               81.9

     (a) includes the effects of realized gains or (losses) from hedging, but does not include the effects of unrealized gains or (losses) from hedging
     (b)  excludes expenses associated with non-cash stock based compensation
     (c) defined as cash flow provided by operating activities before changes in assets and liabilities
(d) defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense

  STRONG DRILLING RESULTS AND SIGNIFICANT LEASEHOLD ADDITIONS LEAD TO INCREASED
        PRODUCTION ESTIMATES; LEASEHOLD AND 3-D SEISMIC INVENTORIES REACH
        3.5 MILLION AND 9.0 MILLION NET ACRES AND IDENTIFIED PROBABLE AND
                        POSSIBLE RESERVES EXCEED 4.0 TCFE

Chesapeake's exploratory and development drilling programs and production enhancement operations on its properties continue to produce operational results that exceed the company's forecasts and distinguish the company among its peers. During the 2004 third quarter, Chesapeake drilled 182 gross (143 net) operated wells and participated in another 292 gross (38 net) wells operated by other companies. The company's drilling success rate was 98% for company-operated wells and 96% for non-operated wells. During the quarter, Chesapeake invested $224 million in operated wells, $68 million in non-operated wells and $66 million in acquiring new leasehold and 3-D seismic data.

In addition to adding significant leasehold to its existing leasehold positions in Bray, Cement, Cordell, Mayfield, Sahara, Texoma, Watonga-Chickasha, Anadarko Shelf and other existing core Anadarko and Arkoma Basin projects, Chesapeake also has been aggressively building industry-leading leasehold positions in the Granite Wash and Cherokee/Atoka Wash gas resource plays in the Anadarko Basin (approximately 200,000 prospective net acres acquired to date), in the Hartshorne Coal and Caney Shale gas resource plays of the Arkoma Basin (approximately 200,000 prospective acres acquired to date) and in the Barnett Shale gas resource play in North Texas (approximately 15,000 prospective net acres acquired to date, mainly in our Hallwood JV in Johnson County).

Chesapeake believes it has built the largest onshore U.S. inventories of leasehold and 3-D seismic in the industry (more than 3.5 million and 9.0 million net acres, respectively) and believes it has identified more than a seven-year drilling backlog of 5,000 locations on which the company expects to develop more than 4.0 tcfe of internally estimated probable and possible reserves.

      STRONG OPERATIONAL RESULTS LEAD TO ANOTHER INCREASE IN 2004 AND 2005 PRODUCTION FORECASTS AND TO A STRONG INITIAL 2006 PRODUCTION FORECAST


For the 12th consecutive quarter, Chesapeake is increasing its production forecasts. Chesapeake now estimates that its 2004 fourth quarter production will range from 98 to 99 bcfe (1,069 mmcfe per day at the midpoint), up 2.1% from its previous forecast of 96 to 97 bcfe (1,049 mmcfe per day at the midpoint) issued on July 26, 2004. Production in the 2004 fourth quarter should exceed 2003 fourth quarter production by approximately 25 bcfe, or 34%.

For the full-year 2004, the company has increased its mid-point production forecast by 3.0 bcfe (0.8%) to a range of 356 to 358 bcfe (975 mmcfe per day at the mid-point) from its previous forecast of 353 to 355 bcfe (967 mmcfe per day at the mid-point) issued on July 26, 2004. Production for the full-year 2004 should exceed full-year 2003 production by approximately 89 bcfe, or 33%, 40% of which is projected organic growth.

For the full-year 2005, the company has increased its mid-point production forecast by 12.0 bcfe (3.0%) to a range of 403 to 411 bcfe (1,115 mmcfe per day at the mid-point) from its previous forecast of 390 to 400 bcfe (1,082 mmcfe per day at the mid-point) issued on July 26, 2004. Production for the full-year 2005 should exceed full-year 2004 production by approximately 50 bcfe, or 14%, 70% of which is projected organic growth.

For the full-year 2006, the company has released its initial mid-point production forecast of a range of 433 to 443 bcfe (1,200 mmcfe per day at the mid-point). Production for the full-year 2006 should exceed full-year 2005 production by approximately 31 bcfe, or 8%, all of which is projected organic growth.

         CHESAPEAKE TAKES ADVANTAGE OF RECENT NATURAL GAS AND OIL PRICE
            STRENGTH AND ADDS TO ITS NATURAL GAS AND OIL PRICE HEDGES


Chesapeake has taken advantage of recent natural gas and oil price strength and has added to its hedge positions in 2004, 2005 and 2006. In addition, by taking advantage of natural gas price weakness during the 2004 second quarter and lifting all of its hedges for 2006 and 2007 natural gas production and then reinstating hedges for 3% of its projected 2006 natural gas production in the third quarter, the company has saved approximately $25 million to date in potential hedging losses. The following tables compare Chesapeake's projected 2004-2007 oil and natural gas production volumes that have been hedged as of November 1, 2004 to what had been previously hedged as of July 26, 2004.



                                 HEDGED POSITIONS AS OF NOVEMBER 1, 2004
                                              OIL                                  NATURAL GAS
                              -------------------------------------    ------------------------------------
QUARTER OR YEAR                   % HEDGED             $ NYMEX             % HEDGED            $ NYMEX
---------------               -----------------    ----------------    -----------------    ---------------
2004 1Q                             87%                $28.58                99%                $5.97
2004 2Q                             92%                $30.00                81%                $5.15
2004 3Q                             83%                $30.32                85%                $5.40
2004 4Q                             96%                $30.10                86%                $5.77
---------------               -----------------    ----------------    -----------------    ---------------
2004 Total                          89%                $29.80                88%                $5.58
===============               =================    ================    =================    ===============
2005 1Q                             52%                $41.76                64%                $6.70
2005 2Q                             52%                $41.63                34%                $5.51
2005 3Q                              8%                $31.16                28%                $5.41
2005 4Q                              8%                $30.62                18%                $5.22
---------------               -----------------    ----------------    -----------------    ---------------
2005 Total                          30%                $40.20                35%                $5.96
===============               =================    ================    =================    ===============
2006                                 -                    -                   3%                $4.87


                                   HEDGED POSITIONS AS OF JULY 26, 2004
                                              OIL                                  NATURAL GAS
                              -------------------------------------    ------------------------------------
QUARTER OR YEAR                   % HEDGED             $ NYMEX             % HEDGED            $ NYMEX
---------------               -----------------    ----------------    -----------------    ---------------
2004 1Q                             87%                $28.58                99%                $5.97
2004 2Q                             92%                $30.00                81%                $5.15
2004 3Q                             95%                $30.32                68%                $5.25
2004 4Q                             95%                $30.10                40%                $5.12
---------------               -----------------    ----------------    -----------------    ---------------
2004 Total                          92%                $29.80                71%                $5.41
===============               =================    ================    =================    ===============
2005                                 9%                $31.56                17%                $4.74
2006                                 -                    -                   -                   -


Depending on changes in oil and natural gas futures markets and management's view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

The company's updated 2004 and 2005 forecasts and initial 2006 forecast are attached to this release in an Outlook dated November 1, 2004 labeled as Schedule "A". This Outlook has been changed from the Outlook dated July 26, 2004 (attached as Schedule "B" for investors' convenience) to reflect today's increased production forecasts and the projected effects from hedging position changes.

                      BALANCE SHEET CONTINUES TO STRENGTHEN

As of September 30, 2004, Chesapeake's long-term debt was $2.76 billion and its stockholders' equity was $2.82 billion, for a debt-to-total capitalization ratio of 49%. The company's proved reserves were 4.45 tcfe, for long-term debt per mcfe of proved reserves of $0.62. One year ago, the company's debt-to-total capitalization ratio was 56% and its long-term debt per mcfe of proved reserves was $0.68, reflecting improvements of 13% and 9%, respectively. Given Chesapeake's strong reserve replacement record through the drillbit, low operating costs and high returns on invested capital, the company believes that its balance sheet will continue to strengthen in the years ahead. During November 2004, the company expects to cause conversion of its $135.7 million of 6.75% perpetual preferred stock into 17,624,658 shares of common stock.

                               MANAGEMENT COMMENTS


Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Today's announcement of very strong operational and financial results for the 2004 third quarter and increased production forecasts for the 2004 fourth quarter and the full-years of 2004, 2005 and 2006 provide compelling evidence that Chesapeake's business strategy continues to create significant shareholder value. Key measures reflecting this increase in shareholder value are:

     o a record level of proved reserves, production, net income to common shareholders, cash flow and ebitda;
     o a 9% increase in sequential quarterly production from the 2004 second quarter to the 2004 third quarter;

     o    a 33% increase in year-over-year quarterly production;
     o    a 33% increase in estimated 2004 production over 2003 production;
     o    a 14%  increase in  estimated  2005  production  over  estimated  2004 production;
     o an 8% increase in estimated 2006 production over estimated 2005 production; o reserve replacement for the quarter of 789% at an estimated drilling and acquisition cost of $1.02 per mcfe;
     o excellent operating cost control and high returns on equity and total capital;
     o a seven-year inventory of drilling projects with development potential of at least 4.0 tcfe of estimated probable and possible reserves in the years ahead.

The company's business strategy has worked very well for our shareholders since our IPO on February 4, 1993, generating a 1,150% increase in our common stock price during the past 11 years. Our business strategy features delivering growth through a balance of acquisitions and organic drilling, focusing on natural gas to take advantage of strong long-term natural gas supply/demand fundamentals and building dominant regional scale to achieve low operating costs and high returns on capital. We believe Chesapeake's management team can continue the successful execution of the company's distinctive business strategy and continue to deliver significant shareholder value for years to come."

                  NOVEMBER 2004 INVESTOR CONFERENCE INFORMATION


Chesapeake has scheduled three management conferences with qualified institutional investors on the following dates and places: Tuesday, November 16, 2004 from 12:00 p.m. - 5:00 p.m. EST at the Four Seasons Hotel in New York; Wednesday, November 17, 2004 from 7:30 a.m. - 12:30 p.m. EST at the Ritz Carlton Boston Common in Boston; and Thursday November 18, 2004 from 7:30 a.m. - 12:30 p.m. PST at the Peninsula Hotel, Los Angeles. Representing the company will be Aubrey McClendon (CEO), Tom Ward (COO), Marc Rowland (CFO), Tom Price (SVP - IR) and Mark Lester (SVP - Exploration). Seating space is limited and those investors wishing to attend must communicate interest in attending by emailing Robin Evans at revans@chkenergy.com and indicating the conference venue desired.

                           CONFERENCE CALL INFORMATION


A conference call has been scheduled for Tuesday morning, November 2, 2004 at 9:00 a.m. EST to discuss this earnings release. The telephone number to access the conference call is 913.981.5520. For those unable to participate in the conference call, a replay will be available from 12:00 p.m. EST, November 2, 2004 through midnight EST on November 15, 2004. The number to access the conference call replay is 719.457.0820 and the passcode is 840912. The conference call will also be simulcast live on the Internet and can be accessed at www.chkenergy.com by selecting "Conference Calls" under the "Investor Relations" section. The webcast of the conference call will be available on the website for one year.


THIS PRESS RELEASE AND THE ACCOMPANYING OUTLOOKS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THEY INCLUDE
ESTIMATES OF OIL AND GAS RESERVES, EXPECTED OIL AND GAS PRODUCTION AND FUTURE EXPENSES, PROJECTIONS OF FUTURE OIL AND GAS PRICES, PLANNED CAPITAL EXPENDITURES FOR DRILLING, LEASEHOLD ACQUISITIONS AND SEISMIC DATA, AND STATEMENTS CONCERNING ANTICIPATED CASH FLOW AND LIQUIDITY, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS. DISCLOSURES CONCERNING DERIVATIVE CONTRACTS AND THEIR ESTIMATED CONTRIBUTION TO OUR FUTURE RESULTS OF OPERATIONS ARE BASED UPON MARKET INFORMATION AS OF A SPECIFIC DATE. THESE MARKET PRICES ARE SUBJECT TO SIGNIFICANT VOLATILITY.

FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DESCRIBED UNDER "RISK FACTORS" IN OUR PROSPECTUS DATED SEPTEMBER 10, 2004 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 2004. THEY INCLUDE THE VOLATILITY OF OIL AND GAS PRICES; ADVERSE EFFECTS OUR
SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK OBLIGATIONS COULD HAVE ON OUR OPERATIONS AND FUTURE GROWTH; OUR ABILITY TO COMPETE EFFECTIVELY AGAINST STRONG INDEPENDENT OIL AND GAS COMPANIES AND MAJORS; POSSIBLE FINANCIAL LOSSES AND SIGNIFICANT COLLATERAL REQUIREMENTS AS A RESULT OF OUR COMMODITY PRICE AND INTEREST RATE RISK MANAGEMENT ACTIVITIES; UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF OIL AND GAS RESERVES, INCLUDING RESERVES WE ACQUIRE; PROJECTING FUTURE RATES OF PRODUCTION AND THE TIMING OF DEVELOPMENT EXPENDITURES; EXPOSURE TO POTENTIAL LIABILITIES OF ACQUIRED PROPERTIES AND COMPANIES; OUR ABILITY TO REPLACE RESERVES; THE AVAILABILITY OF CAPITAL; WRITEDOWNS OF OIL AND GAS CARRYING VALUES IF COMMODITY PRICES DECLINE; ENVIRONMENTAL AND OTHER CLAIMS IN EXCESS OF INSURED AMOUNTS RESULTING FROM DRILLING AND PRODUCTION OPERATIONS; AND THE LOSS OF KEY PERSONNEL. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE THIS INFORMATION.

OUR PRODUCTION FORECASTS ARE DEPENDENT UPON MANY ASSUMPTIONS, INCLUDING ESTIMATES OF PRODUCTION DECLINE RATES FROM EXISTING WELLS AND THE OUTCOME OF FUTURE DRILLING ACTIVITY. ALTHOUGH WE BELIEVE THE EXPECTATIONS AND FORECASTS REFLECTED IN THESE AND OTHER FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THEY WILL PROVE TO HAVE BEEN CORRECT. THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

THE SEC HAS GENERALLY PERMITTED OIL AND GAS COMPANIES, IN FILINGS MADE WITH THE SEC, TO DISCLOSE ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. WE USE THE TERMS "PROBABLE" AND "POSSIBLE" RESERVES OR OTHER DESCRIPTIONS OF VOLUMES OF RESERVES POTENTIALLY RECOVERABLE THROUGH ADDITIONAL DRILLING OR RECOVERY TECHNIQUES THAT THE SEC'S GUIDELINES MAY PROHIBIT US FROM INCLUDING IN FILINGS WITH THE SEC. THESE ESTIMATES ARE BY THEIR NATURE MORE SPECULATIVE THAN ESTIMATES OF PROVED RESERVES AND ACCORDINGLY ARE SUBJECT TO SUBSTANTIALLY GREATER RISK OF BEING ACTUALLY REALIZED BY THE COMPANY.

CHESAPEAKE ENERGY CORPORATION IS THE FIFTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.

                                           CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ IN 000'S, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
====================================================================================================================
THREE MONTHS ENDED:                                             SEPTEMBER 30, 2004            SEPTEMBER 30, 2003
                                                             $             $/mcfe         $            $/mcfe
                                                             -----------   ------------   -----------  -----------
REVENUES:
  OIL AND GAS SALES                                              450,936           4.79       345,587          4.87
  OIL AND GAS MARKETING SALES                                    178,860           1.90       108,962          1.53
                                                             -----------   ------------   -----------  ------------
    TOTAL REVENUES                                               629,796           6.69       454,549          6.40
                                                             -----------   ------------   -----------  ------------

OPERATING COSTS:
  PRODUCTION EXPENSES                                             54,102           0.57        35,944          0.51
  PRODUCTION TAXES                                                30,872           0.33        21,638          0.30
  GENERAL AND ADMINISTRATIVE EXPENSES:
    GENERAL AND ADMINISTRATIVE (EXCLUDING STOCK BASED
    COMPENSATION)                                                  8,361           0.09         4,726          0.07
    STOCK BASED COMPENSATION                                         584           0.01           147            --
  PROVISIONS FOR LEGAL SETTLEMENTS                                    --             --           716          0.01
  OIL AND GAS MARKETING EXPENSES                                 175,426           1.86       105,849          1.49
  OIL AND GAS DEPRECIATION, DEPLETION, AND AMORTIZATION          153,586           1.63        97,947          1.38
  DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                    7,700           0.08        4,841           0.07
                                                             -----------   ------------   -----------  ------------
    TOTAL OPERATING COSTS                                        430,631           4.57       271,808          3.83
                                                             -----------   ------------   -----------  ------------

INCOME FROM OPERATIONS                                           199,165           2.12       182,741          2.57
                                                             -----------   ------------   -----------  ------------

OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                                          885           0.01          (188)           --
  INTEREST EXPENSE                                               (48,689)         (0.52)      (40,851)        (0.57)
                                                             -----------   ------------   -----------  ------------
    TOTAL OTHER INCOME (EXPENSE)                                 (47,804)         (0.51)      (41,039)        (0.57)
                                                             -----------   ------------   -----------  ------------

INCOME BEFORE INCOME TAXES                                       151,361            1.61      141,702          2.00

INCOME TAX EXPENSE:
  CURRENT                                                             --             --           330            --
  DEFERRED                                                        54,489           0.58        53,513          0.76
                                                             -----------   ------------   -----------  ------------
    TOTAL INCOME TAX EXPENSE                                      54,489           0.58        53,843          0.76
                                                             -----------   ------------   -----------  ------------

NET INCOME                                                        96,872           1.03        87,859          1.24

PREFERRED STOCK DIVIDENDS                                        (11,287)         (0.12)       (5,979)        (0.09)
                                                             -----------   ------------   -----------  ------------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                       85,585           0.91        81,880          1.15
                                                             ===========   ============   ===========  ============

-------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE:

   BASIC                                                     $      0.33                  $     0.38
                                                             ===========                  ==========

   ASSUMING DILUTION                                         $      0.29                  $     0.33
                                                             ===========                  ==========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN 000'S):

  BASIC                                                          257,096                     216,080
                                                             ===========                  ==========
  ASSUMING DILUTION                                              319,473                     265,545
                                                             ===========                  ==========


                                            CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ IN 000'S, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
==================================================================================================================
NINE MONTHS ENDED:                                               SEPTEMBER 30, 2004          SEPTEMBER 30, 2003
                                                             $             $/mcfe         $             $/mcfe
                                                             -----------   ------------   -----------  -----------
REVENUES:
REVENUES:
  OIL AND GAS SALES                                            1,270,394           4.89       951,125         4.87
  OIL AND GAS MARKETING SALES                                    496,823           1.91       309,566         1.59
                                                             -----------   ------------   -----------  -----------
    TOTAL REVENUES                                             1,767,217           6.80     1,260,691         6.46
                                                             -----------   ------------   -----------  -----------

OPERATING COSTS:
  PRODUCTION EXPENSES                                            148,500           0.57       101,664         0.52
  PRODUCTION TAXES                                                68,559           0.26        57,336         0.29
  GENERAL AND ADMINISTRATIVE EXPENSES:
    GENERAL AND ADMINISTRATIVE (EXCLUDING STOCK BASED
    COMPENSATION)                                                 23,947           0.09        15,740         0.08
    STOCK BASED COMPENSATION                                       3,125           0.01           512           --
  PROVISION FOR LEGAL SETTLEMENTS                                     --             --         1,002         0.01
  OIL AND GAS MARKETING EXPENSES                                 486,205           1.88       302,064         1.55
  OIL AND GAS DEPRECIATION, DEPLETION, AND AMORTIZATION          410,237           1.58       266,131         1.36
  DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                   20,155           0.08        12,647         0.07
                                                             -----------   ------------   -----------  -----------
    TOTAL OPERATING COSTS                                      1,160,728           4.47       757,096         3.88
                                                             -----------   ------------   -----------  -----------

INCOME FROM OPERATIONS                                           606,489           2.33       503,595         2.58
                                                             -----------   ------------   -----------  -----------

OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                                       3,563            0.01         1,356         0.01
  INTEREST EXPENSE                                              (124,040)         (0.47)     (115,891)       (0.59)
  LOSS ON REPURCHASES OR EXCHANGES OF CHESAPEAKE DEBT             (6,925)         (0.03)           --           --
                                                             -----------   ------------   -----------  -----------
    TOTAL OTHER INCOME (EXPENSE)                                (127,402)         (0.49)     (114,535)       (0.58)
                                                             -----------   ------------   -----------  -----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                           479,087           1.84       389,060         2.00
INCOME TAX EXPENSE:
  CURRENT                                                             --             --           330           --
  DEFERRED                                                       172,470           0.66       147,511         0.76
                                                             -----------   ------------   -----------  -----------
    TOTAL INCOME TAX EXPENSE                                     172,470           0.66       147,841         0.76
                                                             -----------   ------------   -----------  -----------

NET INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, NET OF TAX                                  306,617           1.18       241,219         1.24
                                                             -----------   ------------   -----------  -----------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  INCOME TAX OF $1,464,000                                            --             --         2,389         0.01
                                                             -----------   ------------   -----------  -----------

NET INCOME                                                       306,617           1.18       243,608         1.25

PREFERRED STOCK DIVIDENDS                                        (30,799)         (0.12)      (15,484)       (0.08)
                                                             -----------   ------------   -----------  -----------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                      275,818           1.06       228,124         1.17
                                                             ===========   ============   ===========  ===========

------------------------------------------------------------------------------------------------------------------

                                       7

EARNINGS PER COMMON SHARE:

   BASIC
      INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE   $       1.13                 $     1.08
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           --                       0.01
                                                             ------------                 ----------
      NET INCOME                                             $       1.13                 $     1.09
                                                             ============                 ==========

   ASSUMING DILUTION
      INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE   $       0.98                 $     0.95
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           --                       0.01
                                                             ------------                -----------
      NET INCOME                                             $       0.98                 $     0.96
                                                             ============                 ==========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN 000'S):

  BASIC                                                           245,087                    209,394
                                                             ============                 ==========
  ASSUMING DILUTION                                               307,438                    253,567
                                                             ============                 ==========

                                              CHESAPEAKE ENERGY CORPORATION
                                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        (IN 000'S)
                                                       (UNAUDITED)
===============================================================================================================
                                                                             SEPTEMBER 30,       DECEMBER 31,
                                                                                  2004               2003
---------------------------------------------------------------------------------------------------------------
CASH                                                                       $        49,073     $        40,581
OTHER CURRENT ASSETS                                                               471,445             301,823
                                                                           ---------------     ---------------
     TOTAL CURRENT ASSETS                                                          520,518             342,404
                                                                           ---------------     ---------------

PROPERTY AND EQUIPMENT (NET)                                                     6,792,727           4,133,117
OTHER ASSETS                                                                       113,046              96,770
                                                                           ---------------     ---------------
     TOTAL ASSETS                                                          $     7,426,291     $     4,572,291
                                                                           ===============     ===============

CURRENT LIABILITIES                                                        $       973,010     $       513,156
LONG TERM DEBT                                                                   2,762,425           2,057,713
ASSET RETIREMENT OBLIGATION                                                         68,166              48,812
LONG TERM LIABILITIES                                                               58,480              28,774
DEFERRED TAX LIABILITY                                                             740,895             191,026
                                                                           ---------------     ---------------
     TOTAL LIABILITIES                                                           4,602,976           2,839,481

STOCKHOLDERS' EQUITY                                                             2,823,315           1,732,810
                                                                           ---------------     ---------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                   $     7,426,291     $     4,572,291
                                                                           ===============     ===============

COMMON SHARES OUTSTANDING                                                          269,718             216,784
                                                                           ===============     ===============

                                       8

                                              CHESAPEAKE ENERGY CORPORATION
                                 SUPPLEMENTAL DATA - OIL & GAS SALES AND INTEREST EXPENSE

                                                                             THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                       --------------------------------------------------------
                                                                               SEPTEMBER 30,                 SEPTEMBER 30,
                                                                       --------------------------------------------------------
                                                                          2004          2003            2004            2003
                                                                       --------      ----------      ----------      ----------

      OIL AND GAS SALES ($ IN THOUSANDS):

        Oil sales                                                      $ 73,921      $   33,908      $  181,882      $ 101,811
        Oil derivatives - realized gains (losses)                       (20,464)         (2,045)        (41,672)        (8,924)
        Oil derivatives - unrealized gains (losses)                     (14,436)            185         (21,925)          (993)
                                                                       --------      ----------      ----------      ---------

              Total oil sales                                            39,021          32,048         118,285         91,894
                                                                       --------      ----------      ----------      ---------

        Gas sales                                                       447,466         293,309       1,222,783        889,598
        Gas derivatives - realized gains (losses)                       (17,514)         19,781         (25,976)       (65,028)
        Gas derivatives - unrealized gains (losses)                     (18,037)            449         (44,698)        34,661
                                                                       --------      ----------      ----------      ---------

              Total gas sales                                           411,915         313,539       1,152,109        859,231
                                                                       --------      ----------      ----------      ---------

              Total oil and gas sales                                  $450,936      $  345,587      $1,270,394      $ 951,125
                                                                       ========      ==========      ==========      =========

      AVERAGE   SALES   PRICE   (EXCLUDING   GAINS   (LOSSES)   ON
      DERIVATIVES):                                                    $  40.31      $    27.88      $    36.58      $   29.09
        Oil ($ per bbl)
        Gas ($ per mcf)                                                $   5.38      $     4.61      $     5.32      $    5.11
        Gas equivalent ($ per mcfe)                                    $   5.53      $     4.61      $     5.41      $    5.08

      AVERAGE SALES PRICE (EXCLUDING UNREALIZED GAINS (LOSSES) ON
       DERIVATIVES):
        Oil ($ per bbl)                                                $  29.15      $    26.20      $    28.20      $   26.54
        Gas ($ per mcf)                                                $   5.17      $     4.92      $     5.21      $    4.74
        Gas equivalent ($ per mcfe)                                    $   5.13      $     4.86      $     5.15      $    4.70

      INTEREST EXPENSE ($ IN THOUSANDS):
        Interest                                                       $ 42,258      $   38,855      $  118,335      $ 113,011
        Derivatives - realized (gains) losses                               221          (1,097)           (184)        (2,453)
        Derivatives - unrealized (gains) losses                           6,210           3,093           5,889          5,333
                                                                       --------      ----------      ----------      ---------
              Total Interest Expense                                   $ 48,689        $ 40,851      $  124,040      $ 115,891
                                                                       --------      ----------      ----------      ---------

                                       9

                                              CHESAPEAKE ENERGY CORPORATION
                                          CONDENSED CONSOLIDATED CASH FLOW DATA
                                                        (IN 000'S)
                                                       (UNAUDITED)

                 =====================================================================================================
                   THREE MONTHS ENDED:                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                                                        2004                  2003
                 -----------------------------------------------------------------------------------------------------
                   CASH PROVIDED BY OPERATING ACTIVITIES                       $       367,649   $       276,884

                   CASH (USED IN) INVESTING ACTIVITIES                         $    (1,068,791)  $      (284,994)

                   CASH PROVIDED BY FINANCING ACTIVITIES                       $       673,978   $        10,679

                 =====================================================================================================

                 =====================================================================================================
                      NINE MONTHS ENDED:                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                                        2004                  2003

                 -----------------------------------------------------------------------------------------------------

                      CASH PROVIDED BY OPERATING ACTIVITIES                    $     1,038,206   $       653,517

                      CASH (USED IN) INVESTING ACTIVITIES                      $    (2,668,241)  $    (1,600,768)

                      CASH PROVIDED BY FINANCING ACTIVITIES                    $     1,638,527   $       738,092

                 ======================================================================================================

                                              CHESAPEAKE ENERGY CORPORATION
                                       RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                                        (IN 000'S)
                                                       (UNAUDITED)

===================================================================================================
THREE MONTHS ENDED:                                                 SEPTEMBER 30,     SEPTEMBER 30,
                                                                         2004             2003
---------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                              $      367,649   $       276,884

ADJUSTMENTS:
  CHANGES IN ASSETS AND LIABILITIES                                       (14,252)          (29,175)
                                                                   --------------    ---------------

OPERATING CASH FLOW*                                               $      353,397   $       247,709
                                                                   ===============   ===============


====================================================================================================
NINE MONTHS ENDED:                                                  SEPTEMBER 30,     SEPTEMBER 30,
                                                                         2004             2003
----------------------------------------------------------------------------------------------------

CASH PROVIDED BY OPERATING ACTIVITIES                              $    1,038,206   $       653,517

ADJUSTMENTS:
  CHANGES IN ASSETS AND LIABILITIES                                       (43,082)          (12,026)
                                                                   --------------   ---------------

OPERATING CASH FLOW*                                               $      995,124   $       641,491
                                                                   ==============   ===============

* Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.


                                              CHESAPEAKE ENERGY CORPORATION
                                       RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                                        (IN 000'S)
                                                       (UNAUDITED)

        ===============================================================================================
          THREE MONTHS ENDED:                                         SEPTEMBER 30,     SEPTEMBER 30,
                                                                            2004             2003
        -----------------------------------------------------------------------------------------------
          NET INCOME                                                  $     96,872      $     87,859

          INCOME TAX EXPENSE                                                54,489            53,843
          INTEREST EXPENSE                                                  48,689            40,851
          DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                      7,700             4,841
          OIL AND GAS DEPRECIATION, DEPLETION AND AMORTIZATION             153,586            97,947
                                                                      ------------      ------------

          EBITDA**                                                    $    361,336      $    285,341
                                                                      ============      ============

        ===============================================================================================
          NINE MONTHS ENDED:                                          SEPTEMBER 30,     SEPTEMBER 30,
                                                                          2004             2003
        -----------------------------------------------------------------------------------------------

          NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE
                                                                      $    306,617      $    241,219

          INCOME TAX EXPENSE                                               172,470           147,841
          INTEREST EXPENSE                                                 124,040           115,891
          DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                     20,155            12,647
          OIL AND GAS DEPRECIATION, DEPLETION AND AMORTIZATION             410,237           266,131
                                                                      ------------      ------------

          EBITDA**                                                    $  1,033,519      $   783,729
                                                                      ============      ============

**Ebitda represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Ebitda is reconciled to cash provided by operating activities as follows:

                                       11

        ===============================================================================================
          THREE MONTHS ENDED:                                         SEPTEMBER 30,     SEPTEMBER 30,
                                                                         2004             2003
        -----------------------------------------------------------------------------------------------

          CASH PROVIDED BY OPERATING ACTIVITIES                       $    367,649      $   276,884

          CHANGES IN ASSETS AND LIABILITIES                                (14,252)         (29,175)
          INTEREST EXPENSE, REALIZED                                        42,479           37,758
          UNREALIZED GAINS (LOSSES) ON OIL AND GAS DERIVATIVES             (32,473)             634
          OTHER NON-CASH ITEMS                                              (2,067)            (760)
                                                                      ------------      -----------

          EBITDA                                                      $    361,336      $   285,341
                                                                      ============      ===========


        ===============================================================================================
          NINE MONTHS ENDED:                                          SEPTEMBER 30,     SEPTEMBER 30,
                                                                          2004              2003
        -----------------------------------------------------------------------------------------------

          CASH PROVIDED BY OPERATING ACTIVITIES                       $  1,038,206        $ 653,517

          CHANGES IN ASSETS AND LIABILITIES                                (43,082)         (12,026)
          INTEREST EXPENSE, REALIZED                                       118,151          110,558
          UNREALIZED GAINS (LOSSES) ON OIL AND GAS DERIVATIVES             (66,623)          33,668
          OTHER NON-CASH ITEMS                                             (13,133)          (1,988)
                                                                      ------------        ---------

          EBITDA                                                      $  1,033,519        $ 783,729
                                                                      ============        =========

                                              CHESAPEAKE ENERGY CORPORATION
                                   RECONCILIATION OF ADJUSTED EARNINGS & ADJUSTED EBITDA
                                             (IN 000'S, EXCEPT PER SHARE AMOUNTS)

        ===============================================================================================
                                                                THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                SEPTEMBER 30, 2004    SEPTEMBER 30, 2004
        ----------------------------------------------------- --------------------- ---------------------

          Net income available  to common shareholders            $   85,585           $   275,818

          Adjustments, net of tax:
            Unrealized (gains) losses on derivatives                  24,757                46,408
            Loss on repurchases or exchanges of debt                      --                 4,432
                                                                  ----------           -----------

          Adjusted earnings*                                      $  110,342           $   326,658
                                                                  ==========           ===========

          Adjusted earnings per share assuming dilution           $     0.37           $      1.14
                                                                  ==========           ===========



          EBITDA                                                  $  361,336           $ 1,033,519

          Adjustments, before tax:
             Unrealized (gains) losses on oil and gas                 32,473                66,623
             derivatives
             Loss on repurchases or exchanges of debt                     --                 6,925
                                                                  ----------           -----------

          Adjusted EBITDA*                                        $  393,809           $ 1,107,067
                                                                  ==========           ===========

*Adjusted earnings, adjusted earnings per share assuming dilution and adjusted EBITDA, both non-GAAP financial measures, exclude certain items that management believes affect the comparability of operating results. The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings and EBITDA because: a. Management uses adjusted earnings and adjusted EBITDA to evaluate the Company's operational trends and performance relative to other oil and gas producing companies. b. Adjusted earnings and adjusted EBITDA are more comparable to earnings and EBITDA estimates provided by securities analysts. c. Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

                                  SCHEDULE "A"

                   CHESAPEAKE'S OUTLOOK AS OF NOVEMBER 1, 2004

QUARTER ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2005; YEAR ENDING DECEMBER 31, 2006.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of November 1, 2004, we are using the following key assumptions in our projections for the fourth quarter of 2004, the full-year 2004, the full-year 2005 and the full-year 2006.

The primary changes from our July 26, 2004 Outlook are in italicized bold in the table and are explained as follows:

1) We have deleted our 2004 third quarter forecast and have updated our forecasts for the 2004 fourth quarter, the full-year 2004 and full-year 2005 forecasts and have provided our initial 2006 forecast.

2) We have updated our previous production forecast for the full-year 2004 to reflect actual third quarter 2004 production, which exceeded the mid-point of our guidance by 24 mmcfe per day, or 2.4%. In addition, we have revised upward our fourth quarter 2004 production forecast by 20 mmcfe per day, or 2.0%, from the mid-point of our previous guidance,
         ii) our full-year 2004 production forecast by 8 mmcfe per day, or 0.8%, from the mid-point of our previous guidance, iii) our full-year 2005 forecast by 33 mmcfe per day, or 3.0%, from the mid-point of our previous guidance, all to account for better than expected 2004 drilling results. The mid-point of our initial 2006 production forecast is 438 bcfe, or 1,200 mmcfe per day, a projected increase of 7.6% over the midpoint of our revised 2005 forecast and 23.1% above the mid-point of our revised 2004 production forecast.

3) We have updated the projected effects from changes in our hedging positions since our July 26, 2004 Outlook.

4)       We have included our expectations for future  NYMEX oil and gas prices to  illustrate  hedging  effects only.
5) For ease of reconciliation, please note that our first quarter 2004 production was 78.9 bcfe, our second quarter 2004 production was 86.5 bcfe, our third quarter production was 94.2 bcfe and our first nine months 2004 production was 259.7 bcfe. Our July 26, 2004 Outlook forecasted a third quarter 2004 production range of 91.5 to 92.5 bcfe and a full-year 2004 production range of 353 to 355 bcfe. The differences are attributable to better than expected 2004 drilling results.

                                       13


                                                             Quarter Ending     Year Ending       Year Ending       YEAR ENDING
                                                              DECEMBER 31,     DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                              -------------    -------------     -------------     ------------
                                                                  2004              2004              2005             2006
                                                                  ----              ----              ----             ----
Estimated Production:
  Oil - Mbo                                                       1,588            6,560             6,600             6,600
  Gas - Bcf                                                    88.5 - 89.5       317 - 319         364 - 372         393 - 403
  Gas Equivalent - Bcfe                                          98 - 99         356 - 358         403 - 411         433 - 443
  Daily gas equivalent midpoint - in  Mmcfe                       1,069             975              1,115             1,200
NYMEX Prices
 (for calculation of realized hedging effects only):
  Oil - $/Bo                                                          $46.67          $41.00             $40.00            $36.00
  Gas - $/Mcf                                                          $6.60           $6.01              $6.00             $6.00
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                          -$2.75          -$2.65             -$2.75            -$2.75
  Gas - $/Mcf                                                         -$0.75          -$0.70             -$0.70            -$0.70
Estimated Realized Hedging Effects
 (based on expected NYMEX prices above):
  Oil - $/Bo                                                         -$15.85         -$10.19              $0.06             $0.00
  Gas - $/Mcf                                                         -$0.53          -$0.23              $0.00            -$0.04
Operating Costs per Mcfe of Projected Production:
  Production expense                                          $0.57 - 0.62      $0.57 - 0.62      $0.62 - 0.67     $0.68 - 0.72
  Production taxes (generally 7% of O&G revenues)             $0.40 - 0.44      $0.28 - 0.33      $0.38 - 0.40     $0.38 - 0.40
  General and administrative                                  $0.10 - 0.11      $0.10 - 0.11      $0.10 - 0.11     $0.11 - 0.12
  Stock based compensation (non-cash)                         $0.02 - 0.04      $0.02 - 0.04      $0.04 - 0.06     $0.09 - 0.10
  DD&A - oil and gas                                          $1.65 - 1.70      $1.60 - 1.65      $1.65 - 1.75     $1.75 - 1.85
  Depreciation of other assets                                $0.08 - 0.10      $0.08 - 0.10      $0.09 - 0.11     $0.10 - 0.12
  Interest expense(a)                                         $0.45 - 0.49      $0.45 - 0.49      $0.43 - 0.47     $0.43 - 0.47
Other Income and Expense per Mcfe:
  Marketing and other income                                  $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04

Book Tax Rate                                                      36%              36%               36%               36%

Equivalent Shares Outstanding:
  Basic                                                          279 mm            254 mm            288 mm           290 mm
  Diluted                                                        347 mm            317 mm            349 mm           352 mm

Capital Expenditures:
  Drilling, leasehold and seismic                            $300 - $325 mm      $1,100 -          $1,200 -         $1,300 -
                                                                                $1,150 mm         $1,300 mm        $1,400 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

COMMODITY HEDGING ACTIVITIES

The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

           (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

          (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
         (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or losses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's   Swaps       Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ----------   ----------   -------------  ----------
2004:
2004:
1st Qtr             69.5      $5.94      $0.03         $5.97            70.1          99%
2nd Qtr             62.2      $5.15      $0.00         $5.15            76.5          81%
3rd Qtr(1)          70.7      $5.49     -$0.09         $5.40            83.2          85%
4th Qtr(1)          76.5      $5.88     -$0.11         $5.77            89.0          86%
------------------------------------------------------------------------------------------
Total 2004         278.9      $5.63     -$0.05         $5.58           318.8          88%
==========================================================================================
==========================================================================================
2005:
1st Qtr             56.1      $6.82     -$0.12         $6.70            87.7          64%
2nd Qtr             30.4      $5.86     -$0.35         $5.51            90.7          34%
3rd Qtr             26.2      $5.77     -$0.36         $5.41            93.8          28%
4th Qtr             17.0      $5.85     -$0.63         $5.22            95.8          18%
==========================================================================================
Total 2005(1)      129.7      $6.26     -$0.30         $5.96           368.0          35%
==========================================================================================

==========================================================================================
Total 2006(1)(2)    13.8      $6.64     -$1.77         $4.87           398.0           3%
==========================================================================================

==========================================================================================
Total 2007(2)          -          -          -             -           430.0            -
------------------------------------------------------------------------------------------

==========================================================================================
TOTALS
------------------------------------------------------------------------------------------

2005-2007          143.5      $6.30     -$0.44         $5.86         1,196.0          12%
==========================================================================================

(1)Certain hedging arrangements include swaps with knockout prices ranging from $3.50 to $5.25 covering 25.4 bcf in 2004, $3.75 to $5.00 covering 52.9 bcf in
   2005 and $3.75 to $5.25 covering 21.1 bcf in 2006.

(2)Swaps covering 25.6 bcf have been locked for 2007. This will result in the recognition of $11.6 million of losses in 2007 when the hedging arrangements settle.

(3)Not shown above are collars covering 1.1 bcf and 4.4 bcf of production in Q4 2004 and in 2005, respectively, at a weighted average floor and ceiling of $3.10 and $4.44. In addition, call options covering 10.2 bcf and 7.3 bcf of production in Q4 2004 and in 2005 at a weighted average price of $6.31 and $6.00 are not included in the table above.

The company has also entered into the following natural gas basis protection swaps:


                                                                 Assuming Gas
                                                              Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------     ----------------   -------------------    -------
2004                        157.4                0.17                318.8              49%
2005                        175.2                0.25                368.0              48%
2006                        113.1                0.30                398.0              28%
2007                        107.7                0.26                430.0              25%
2008                        108.0                0.25                460.0              23%
2009                         80.3                0.28                490.0              16%
                       ----------------     ----------------   -------------------     ------
Totals                      741.7             $  0.26*             2,464.8              30%*
                       ================     ================   ===================     ======
* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                         % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Production     % of Total
                        Swaps in      Strike      in mbo's      Estimated
                         mbo's       Price         of:         Production
                        --------      ------     ----------     ------------


Q1 - 2004                1,270        $28.58       1,465             87%
Q2 - 2004                1,540        $30.00       1,673             92%
Q3 - 2004(1)             1,519        $30.32       1,834             83%
Q4 - 2004(1)             1,518        $30.10       1,588             96%
                 ---------------------------------------------------------------
Total 2004(1)            5,847        $29.80       6,560             89%
                 ===============================================================

Q1 - 2005                  855        $41.76       1,650             52%
Q2 - 2005                  865        $41.63       1,650             52%
Q3 - 2005                  138        $31.16       1,650              8%
Q4 - 2005                  138        $30.62       1,650              8%
--------------------------------------------------------------------------------

Total 2005(1)            1,996        $40.20       6,600             30%
                 ===============================================================

(1)Certain hedging arrangements include swaps with knockout prices ranging from $21.00 to $26.00 covering 2,240 mbo in 2004 and knockout prices ranging from $26.00 to $34.00 covering 1,996 mbo in 2005.

                                  SCHEDULE "B"

                CHESAPEAKE'S PREVIOUS OUTLOOK AS OF JULY 26, 2004
                          (PROVIDED FOR REFERENCE ONLY)

                NOW SUPERSEDED BY OUTLOOK AS OF NOVEMBER 1, 2004

QUARTER ENDING SEPTEMBER 30, 2004; QUARTER ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2005.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of July 26, 2004, we are using the following key assumptions in our projections for the third and fourth quarters of 2004, the full-year 2004 and the full-year 2005.

The primary changes from our May 11, 2004 guidance are in italicized bold and are explained as follows:

1) We have replaced our 2004 second quarter forecast with our initial forecasts for the 2004 third and fourth quarters, have revised our full year 2004 forecast and have provided our initial 2005 forecast.
2) We have updated our previous production forecasts for the full year 2004 to include today's announced acquisitions and the results of recent drilling activities. These include 30 mmcfe per day of production beginning August 2, 2004 and an additional 30 mmcfe per day beginning September 1, 2004 for the acquisitions and an additional 6.5 mmcfe per day beginning July 1, 2004 for better than expected drilling results during the second quarter.
3) We have updated the projected effects from the reductions in our hedging positions.
4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only. For ease of reconciliation, please note that our first quarter 2004 production was 78.9 bcfe, our second quarter 2004 production was 86.5 bcfe and our first half 2004 production was 165.4 bcfe. Our May 11, 2004 Outlook forecasted a second quarter 2004 production range of 83-84 bcfe and a full year 2004 production range of 341-347 bcfe.
5) Solely for the purposes of this Schedule "A" we have included the projected effects of financing the recently announced acquisitions with the issuance of $300 million of long-term debt securities and 23 million shares of common stock (including a 3 million share over-allotment option). There is no assurance we will make or complete such offerings.

                                                              Quarter Ending    Quarter Ending     Year Ending       Year Ending
                                                              SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                              --------------    -------------     -------------     ------------
                                                                   2004              2004              2004             2005
                                                                   ----              ----              ----             ----
Estimated Production:
  Oil - Mbo                                                       1,600             1,600             6,340             6,360
  Gas - Bcf                                                      82 - 83         86.5 - 87.5        315 - 317         352 - 362
  Gas Equivalent - Bcfe                                        91.5 - 92.5         96 - 97          353 - 355         390 - 400
  Daily gas equivalent midpoint - in  Mmcfe                       1,000             1,049              967              1,082
NYMEX Prices
 (for calculation of realized hedging effects only):
  Oil - $/Bo                                                          $34.00          $32.00             $34.87            $30.00
  Gas - $/Mcf                                                          $5.71           $5.50              $5.73             $5.00
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                          -$2.75          -$2.75             -$2.75            -$2.75
  Gas - $/Mcf                                                         -$0.75          -$0.75             -$0.75            -$0.75
Estimated Realized Hedging Effects
 (based on expected NYMEX prices above):
  Oil - $/Bo                                                          -$3.52          -$1.82             -$4.70             $0.13
  Gas - $/Mcf                                                         -$0.23           $0.01             -$0.09             $0.11
Operating Costs per Mcfe of Projected Production:
  Production expense                                           $0.57 - 0.62      $0.57 - 0.62      $0.57 - 0.62     $0.60 - 0.65
  Production taxes (generally 7% of O&G revenues)              $0.34 - 0.38      $0.34 - 0.38      $0.28 - 0.33     $0.30 - 0.35
  General and administrative                                   $0.10 - 0.11      $0.10 - 0.11      $0.10 - 0.11     $0.10 - 0.11
  Stock based compensation (non-cash)                          $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.06 - 0.07
  DD&A - oil and gas                                           $1.60 - 1.65      $1.60 - 1.65      $1.60 - 1.65     $1.65 - 1.70
  Depreciation of other assets                                 $0.08 - 0.10      $0.08 - 0.10      $0.08 - 0.10     $0.08 - 0.10
  Interest expense(a)                                          $0.46 - 0.50      $0.46 - 0.50      $0.45 - 0.49     $0.44 - 0.48
Other Income and Expense per Mcfe:
  Marketing and other income                                   $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04

Book Tax Rate                                                      36%               36%               36%               36%

Equivalent Shares Outstanding:
  Basic                                                           256 mm            278 mm            253 mm           285 mm
  Diluted(b)                                                      319 mm            328 mm            312 mm           328 mm

Capital Expenditures:
  Drilling, leasehold and seismic                             $260 - $290 mm    $260 - $290 mm       $1,000 -        $1,000 -
                                                                                                   $1,100 mm        $1,100 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

(b) Does not include the potential conversion of the company's 4.125% convertible preferred stock because the common stock price does not exceed the conversion price of the preferred.

COMMODITY HEDGING ACTIVITIES

The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

  (i)For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

 (ii)For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.

(iii)Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's   Swaps       Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ------------   ----------   ------------- -----------
2004:
2004:
1st Qtr             69.5      $5.94     $0.03          $5.97           70.1          99%
2nd Qtr             62.2      $5.15     $0.00          $5.15           76.5          81%
3rd Qtr(1)          56.3      $5.34    -$0.09          $5.25           82.5          68%
4th Qtr(1)          35.0      $5.39    -$0.27          $5.12           87.0          40%
---------------------------------------------------------------------------------------------
Total 2004         223.0      $5.48    -$0.07          $5.41          316.1          71%
=============================================================================================

=============================================================================================
Total 2005(1)       61.3      $5.24    -$0.50          $4.74          357.0          17%
=============================================================================================

=============================================================================================
Total 2006(1)(2)       -          -         -              -          375.0           -
=============================================================================================

=============================================================================================
Total 2007(2)          -          -         -              -          395.0           -
---------------------------------------------------------------------------------------------

=============================================================================================
TOTALS
2004-2007          284.3      $5.43    -$0.29          $5.14        1,443.1          24%
=============================================================================================

(1) Certain hedging arrangements include swaps with knockout price ranging from $3.75 to $4.75 covering 4.6 bcf in 2004, $3.75 to $4.75 covering 9.1 bcf in
     2005 and $3.75 covering 7.3 bcf in 2006.

(2) Swaps covering 32.9 bcf and 25.6 bcf have been locked for 2006 and 2007. This will result in the recognition of $22.6 million and $11.6 million of losses in 2006 and 2007, respectively, when the hedging arrangements settle.

(3) Not shown above are collars covering 1.5 bcf and 4.4 bcf of production in 2004 and 2005, respectively, at a weighted average floor and ceiling of $3.10 and $4.44. In addition, call options covering 27.4 bcf and 7.3 bcf of production in 2004 and 2005 at weighted average price of $6.19 and $6.00 are not included in the table above.

The company has also entered into the following natural gas basis protection swaps:

                                                                 Assuming Gas
                                                              Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------    -------------------    -------
2004                         157.4                0.173              316.1              50%
2005                         109.5                0.156              357.0              31%
2006                          47.5                0.155              375.0              13%
2007                          63.9                0.166              395.0              16%
2008                          64.0                0.166              415.0              15%
2009                          37.0                0.160              435.0               9%
                       -----------------   ----------------    -------------------    -------
Totals                       479.3         $      0.164*           2,293.1              21%
                       =================   ================    ===================    =======
* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                         % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Production     % of Total
                        Swaps in      Strike      in mbo's      Estimated
                         mbo's       Price         of:         Production
                        --------      ------     ----------     ------------

Q1 - 2004                1,270        $28.58        1,465            87%
Q2 - 2004                1,540        $30.00        1,673            92%
Q3 - 2004(1)             1,519        $30.32        1,600            95%
Q4 - 2004(1)             1,518        $30.10        1,600            95%
                 --------------------------------------------------------------

Total 2004(1)            5,847        $29.80        6,338            92%
                 ==============================================================
Total 2005(1)              548        $31.56        6,360             9%
                 =============== ============== ===============================

(1)Certain hedging arrangements include swaps with a knockout price ranging from $21.00 to $26.00 covering 2,240 mbo in 2004 and a knockout price of $26.00 covering 548 mbo in 2005.